Home Equity Loan-Backed Term Notes, GMACM Series 2001-HLTV1
Payment Date	05/27/2003

Servicing Certificate	Group 1	Group 2
Beginning Pool Balance	137,104,508.54	8,809,961.66
Beginning PFA	0.00	0.00
Ending Pool Balance	131,692,324.24	7,922,751.02
Ending PFA Balance	-	-
Principal Collections	4,728,647.03	828,373.69
Principal Draws	-	-
Net Principal Collections	4,728,647.03	828,373.69
Active Loan Count	3,568	104

Interest Collections	1,572,689.69	131,558.31

Weighted Average Net Loan Rate	14.90000%	14.86000%
Substitution Adjustment Amount	0.00	0.00

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-I-1	0.00	0.00	0.0000000	0.00	0.00	0.00	0	1.460%
Class A-I-2	0.00	0.00	0.0000000	0.00	0.00	0.00	0	6.040%
Class A-I-3	0.00	0.00	0.0000000	0.00	0.00	0.00	0	6.270%
Class A-I-4	0.00	0.00	0.0000000	0.00	0.00	0.00	0	6.440%
Class A-I-5	29,110,762.63	23,750,405.58	0.7741836	5,360,357.05	160,836.96	0.00	0.0792	6.630%
Class A-I-6	42,404,000.00	42,404,000.00	1.0000000	0.00	243,823.00	0.00	0.1413	6.900%
Class A-I-7	59,245,000.00	59,245,000.00	1.0000000	0.00	355,963.71	0.00	0.1975	7.210%
Class A-II	7,654,707.57	6,715,669.68	0.2686268	939,037.89	44,333.51	0.00	0.0224	6.950%

Certificates	-	-	-	-	109,089.82	-	-	-

Beginning Overcollateralization Amount	7,500,000.00
Overcollateralization Amount Increase (Decrease)	(0.00)
Outstanding Overcollateralization Amount	7,500,000.00
Overcollateralization Target Amount	7,500,000.00

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
Group 1	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	2,039,206.81		57	1.55%
Delinquent Loans (60 Days)*	1,449,891.86		40	1.10%
Delinquent Loans (90+ Days)*	3,326,317.78		86	2.53%
REO	0.00		0	0.00%

* Delinquency Figures Include Foreclosures, REO and Bankruptcy

			Number	Percent
Group 2	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	137,747.61		2	1.74%
Delinquent Loans (60 Days)*	-		0	0.00%
Delinquent Loans (90+ Days)*	558,551.02		5	7.05%
REO	0.00		0	0.00%

* Delinquency Figures Include Foreclosures, REO and Bankruptcy

	Liquidation To-Date
Beginning Loss Amount	15,030,123.47
Current Month Loss Amount	742,374.22
Current Month Principal Recovery	35,995.20
Net Ending Loss Amount	15,736,502.49	0.11

	Net Recoveries to Date
Beginning Net Principal Recovery Amount	200,702.27
Current Month Net Principal Recovery Amount	35,995.20
Ending Net Principal Recovery Amount	236,697.47

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Ending CIA Balance Transferred to Seller	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Ending PreFunding Account Balance to Notes	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Current Month Repurchases Units	11
Current Month Repurchases ($)	395497.95